Exhibit 15(x) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                           VISION GROUP OF FUNDS, INC.
                                 CLASS B SHARES
                                   12b-1 PLAN

         This Plan ("Plan") is adopted as of this 1st day of May, 1999, by the Board of Directors of VISION GROUP OF FUNDS, INC. (the "Corporation"), a Maryland corporation with respect to Class B Shares ("Class") of the portfolios of the Corporation (the "Funds") set forth in exhibits hereto.

         1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act"), so as to allow the Corporation to make payments as contemplated herein, in conjunction with the distribution of Class B Shares of the Funds ("Shares").

         2. This Plan is designed to finance activities of Federated Securities Corp. ("FSC") principally intended to result in the sale of Shares to include:
(a) providing incentives to broker/dealers and other financial institutions ("Institutions") to sell Shares; (b) paying for the costs incurred in conjunction with advertising and marketing of Shares to include expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, or Institutions; (c) paying third parties for distribution-related activities and financing advanced commissions to brokers; and (d) other costs incurred in the implementation and operation of the Plan.

         3. (a) In consideration for its services under the Plan, FSC will be paid a fee with respect to the Shares of the Funds as set forth on the exhibit(s) hereto ("Distribution Fee"). Total fees paid pursuant to this Rule 12b-1 Plan, including the Distribution Fee and all applicable sales charges, shall not exceed applicable NASD limits. The services rendered by FSC for which FSC is entitled to receive the Distribution Fee or any contingent deferred sales charge shall be deemed to have been completed at the time of the initial sale of Shares.

                  (b) Each Fund may pay to FSC (or its designee or transferee) in addition to the fees set forth in paragraph 3(a) hereof any contingent deferred sales charge imposed on redemptions of Shares upon the terms and conditions set forth in the then current Prospectus of the Funds. Notwithstanding anything to the contrary in this Plan, FSC shall be paid such contingent deferred sale charges in respect of Shares taken into account in computing FSC's Distribution Fee notwithstanding FSC's termination as general distributor of the Shares of a Fund or any termination of this Plan other than in connection with complete termination of the Plan.

                  (c) The right of FSC to receive the Distribution Fee and/or contingent deferred sales charges may be transferred by FSC in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from FSC to the Funds. In connection with the foregoing, each Fund is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by FSC.

         4. Any payment to FSC in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Corporation and FSC. Any payments made by FSC to Institutions with funds received as compensation under this Plan will be made pursuant to a related agreement (such as the "Mutual Fund Sales and Services Agreement (`MFSS Agreement')") entered into by FSC and the Institutions.

         5. FSC has the right (i) to select, in its sole discretion, the Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any MFSS Agreement.

         6. Quarterly in each year that this Plan remains in effect, FSC shall prepare and furnish to the Board of Directors of the Corporation, and the Board of Directors shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

         7. This Plan shall become effective with respect to the Class (i) after approval by majority votes of the Corporation's Board of Directors and the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the Corporation's Plan or in any related documents to the Plan ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on the Plan; and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

         8. This Plan shall remain in effect with respect to the Class as set forth on an exhibit and any subsequent Class B shares of Funds added pursuant to an exhibit with respect to each Class at least annually in the manner provided for approval of the Plan in paragraph 7.

         9. This Plan may be amended at any time in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940.

         10. This Plan may be terminated with respect to a particular Fund at any time by: (a) a majority vote of the Disinterested Directors; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by FSC on 60 days' notice to the Corporation.

         11. While this Plan shall be in effect, the selection and nomination of Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors then in office.

         12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

         13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.